                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                       HOST MARRIOTT SERVICES CORPORATION
                                      FOR

                              $15.75 NET PER SHARE
                                       BY

                           AUTOGRILL ACQUISITION CO.
                           A WHOLLY-OWNED SUBSIDIARY
                                       OF

                            AUTOGRILL OVERSEAS S.A.
                           A WHOLLY-OWNED SUBSIDIARY
                                       OF

                                AUTOGRILL S.P.A.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON THURSDAY, AUGUST 26, 1999, UNLESS THE OFFER IS EXTENDED.

    THIS OFFER IS BEING MADE IN ACCORDANCE WITH AN AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT"), DATED AS OF JULY 26, 1999, BY AND AMONG HOST MARRIOTT SERVICES CORPORATION, A DELAWARE CORPORATION (THE "COMPANY"), AUTOGRILL S.P.A., AN ITALIAN COMPANY (THE "PARENT"), AND AUTOGRILL ACQUISITION CO., A DELAWARE CORPORATION (THE "PURCHASER"). THE BOARD OF DIRECTORS OF THE COMPANY HAS (1) UNANIMOUSLY APPROVED THE OFFER AND A MERGER OF THE COMPANY AND THE PURCHASER (THE "MERGER") IN WHICH, IF THE MERGER TAKES PLACE, THE STOCKHOLDER OF THE PURCHASER WILL BECOME THE SOLE STOCKHOLDER OF THE MERGED COMPANY AND THE STOCKHOLDERS OF THE COMPANY (OTHER THAN THE PURCHASER) WILL RECEIVE THE SAME AMOUNT OF CASH PER SHARE AS IS PAID FOR SHARES PURCHASED THROUGH THE OFFER, (2) HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER TAKEN TOGETHER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND (3) UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES IN RESPONSE TO THE OFFER.

    THIS OFFER IS NOT CONDITIONED ON THE ABILITY OF THE PURCHASER TO OBTAIN FINANCING. HOWEVER, IT IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A NUMBER OF SHARES CONSTITUTING AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF THE COMPANY ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND SECTION 14 OF THIS OFFER TO PURCHASE.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERIT OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                           -------------------------

                                   IMPORTANT
                           -------------------------

    Any stockholder who wishes to tender Shares (as defined herein) should complete and sign a Letter of Transmittal (or a facsimile of one) in accordance with the instructions set forth in the Letter of Transmittal and (A) mail or deliver it, together with the certificate(s) representing the tendered Shares (the "Share Certificates") and any other required documents, to the Depositary named on the back cover of this Offer to Purchase or (B) tender the Shares using the procedures for book-entry transfer described in Section 3 of this Offer to Purchase. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the broker, dealer, commercial bank, trust company or other nominee if the stockholder wishes to tender Shares.

    A stockholder who wishes to tender Shares but whose Share Certificates are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender the Shares by following the procedures for guaranteed delivery described in Section 3 of this Offer to Purchase.

    Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other materials related to this tender offer, may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Holders of Shares may also contact brokers, dealers or banks for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other tender offer materials.

                      The Dealer Manager for the Offer is:

                              GOLDMAN, SACHS & CO.

July 30, 1999

                               TABLE OF CONTENTS

INTRODUCTION.....................................................    1
THE TENDER OFFER.................................................    3
 1.  Terms of the Offer..........................................    3
 2.  Acceptance for Payment and Payment for Shares...............    4
 3.  Procedures for Tendering Shares.............................    6
 4.  Withdrawal Rights...........................................    8
 5.  Certain United States Federal Income Tax Consequences.......    9
 6.  Price Range of Shares; Dividends............................   10
 7.  Certain Effects of the Transaction..........................   11
 8.  Certain Information Concerning the Company..................   12
 9.  Certain Information Concerning the Parent, Autogrill
     Overseas and the Purchaser..................................   14
10.  Source and Amount of Funds..................................   18
11.  Background of the Offer; Contacts with the Company..........   19
12.  Purpose of the Offer and the Proposed Merger; Plans for the
     Company; the Merger Agreement...............................   20
13.  Dividends and Distributions.................................   27
14.  Conditions of the Offer.....................................   27
15.  Certain Legal Matters; Regulatory Approvals.................   29
16.  Fees and Expenses...........................................   30
17.  Miscellaneous...............................................   31
SCHEDULE I.......................................................    I
SCHEDULE II......................................................   II

TO THE HOLDERS OF SHARES OF COMMON STOCK OF HOST MARRIOTT SERVICES CORPORATION:

                                  INTRODUCTION

     Autogrill Acquisition Co., a Delaware corporation (the "Purchaser"), which is wholly-owned by Autogrill Overseas S.A., a Luxembourg company ("Autogrill Overseas"), which, with the exception of one subscription share, is a wholly-owned subsidiary of Autogrill S.p.A., an Italian company (the "Parent"), hereby offers to purchase all the outstanding shares of common stock, no par value per share ("Common Stock"), including the associated Series A Junior Preferred Stock Purchase Rights (the "Rights"; the Common Stock and the Rights are collectively hereinafter referred to as the "Shares") issued pursuant to the Rights Agreement dated as of December 22, 1995 by and between Host Marriott Services Corporation, a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, as Rights Agent (as the same may be amended, the "Rights Agreement"), of the Company, for $15.75 per Share, net to the seller in cash, without interest (the "Offer Price"), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer"). The Offer will expire at 12:00 Midnight, New York City time, on Thursday, August 26, 1999 (the "Expiration Time") unless the Purchaser extends the time during which the Offer is open, in which event the term "Expiration Time" will mean the latest time and date at which the Offer, as extended, will expire.

     The Offer is being made in accordance with an Agreement and Plan of Merger (the "Merger Agreement") dated as of July 26, 1999 by and among the Parent, the Company and the Purchaser. After the Purchaser purchases all of the Shares which are properly tendered in response to the Offer and not withdrawn, the Purchaser and its stockholder shall take all necessary and appropriate action (including voting their Shares) to cause the Purchaser to be merged with the Company (the "Merger") in a transaction in which the stockholder of the Purchaser will own all the stock of the corporation which results from the Merger (essentially, the Company), and the other stockholders of the Company will receive the same amount of cash per Share as is paid for Shares tendered in response to the Offer (unless particular stockholders elect to exercise statutory rights to demand appraisal of their Common Shares).

     DEUTSCHE BANK ALEX. BROWN, FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED TO THE COMPANY'S BOARD OF DIRECTORS ITS WRITTEN OPINION TO THE EFFECT THAT, AS OF THE DATE OF THE MERGER AGREEMENT, THE $15.75 IN CASH TO BE RECEIVED BY THE HOLDERS OF SHARES AS A RESULT OF THE OFFER AND THE MERGER IS FAIR TO THOSE HOLDERS FROM A FINANCIAL POINT OF VIEW. THE FULL TEXT OF THE WRITTEN OPINION OF DEUTSCHE BANK ALEX. BROWN CONTAINING THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE SCOPE OF THE OPINION WILL BE INCLUDED WITH THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") WHICH IS BEING MAILED TO STOCKHOLDERS TOGETHER WITH THIS OFFER TO PURCHASE. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE DEUTSCHE BANK ALEX. BROWN OPINION IN ITS ENTIRETY.

     Tendering stockholders will not be required to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes as a result of the sale of Shares to the Purchaser in response to the Offer.

     Any tendering stockholder who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to a required backup Federal income tax withholding of 31% of the gross proceeds payable to the stockholder or another payee pursuant to the Offer. See Section 5 of this Offer to Purchase. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they will charge any service fees. The Purchaser will pay all expenses of Goldman, Sachs & Co., as Dealer Manager (the "Dealer Manager") and the fees and expenses of The Bank of New York, as Depositary (the "Depositary"), and Morrow & Co.,

Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16 of this Offer to Purchase.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE OFFER AND THE MERGER TAKEN TOGETHER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES IN RESPONSE TO THE OFFER.

     The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Time such number of Shares that, together with Shares beneficially owned by the Purchaser or its affiliates, would constitute at least two-thirds of the outstanding Shares, determined on a fully diluted basis (the "Minimum Condition") and (2) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Condition"). The Offer is also subject to certain other conditions as described in Section 14 of this Offer to Purchase. The Purchaser expressly reserves the right, in its sole discretion, to waive any of the conditions to the Offer, except the Minimum Condition which may not be waived without the prior written consent of the Company.

     The Merger is subject to the Purchaser's accepting and paying for the Shares which are properly tendered in response to the Offer and not withdrawn and to the satisfaction or waiver of certain conditions, including, if required by law, the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company. Under the Company's Certificate of Incorporation, the affirmative vote of the holders of two-thirds of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if the Purchaser acquires (pursuant to the Offer or otherwise) at least two-thirds of the then outstanding Shares, calculated on a fully diluted basis, the Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder. See Section 12 of this Offer to Purchase.

     Under the Delaware General Corporation Law (the "DGCL"), if the Purchaser acquires (through the Offer or otherwise) at least 90% of the then outstanding Shares, the Purchaser will be able to approve and adopt the Merger Agreement and the Merger without a vote of the Company's stockholders. If that occurs the Purchaser intends to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a meeting of the Company's stockholders. If, however, the Purchaser does not acquire at least 90% of the then outstanding Shares and a vote of the Company's stockholders is required under Delaware law, a longer period of time will be required to effect the Merger. See Section 12 of this Offer to Purchase.

     If the Purchaser increases the price it will pay for the tendered Shares, that increase will apply to all Shares which the Purchaser purchased through the Offer, including Shares which are tendered before the price is increased.

     The Company has represented to the Purchaser that as of the close of business on July 26, 1999, there were 33,569,652 outstanding Shares. At the date of this Offer to Purchase, neither Purchaser nor any of its affiliates own any Shares. Therefore, the Minimum Condition will be satisfied if at least 22,379,765 shares are validly tendered and not withdrawn prior to the Expiration Time.

     The Company has distributed one Right for each outstanding share of Common Stock pursuant to the Rights Agreement. The Company has represented in the Merger Agreement that it has taken, and shall take, all action necessary to cause the Rights Agreement to be inapplicable to the transactions contemplated by the Merger Agreement, including the Offer and the Merger, without any payment to the stockholders of the Company.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

     1. TERMS OF THE OFFER. On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the extension or amendment), the Purchaser will accept for payment and pay for all Shares which are validly tendered prior to the Expiration Time and not withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Time" means 12:00 Midnight, New York City time, on Thursday, August 26, 1999, unless the Purchaser, in accordance with the terms of the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Time" will mean the latest time and date at which the Offer, as extended, will expire.

     In the Merger Agreement, the Purchaser has agreed that it will not, without the prior written consent of the Company, (a) waive the Minimum Condition, (b) decrease the Offer Price, (c) decrease the number of Shares it is offering to purchase, (d) change the form of consideration payable in the Offer, (e) change or amend the conditions to the Offer or impose additional conditions to the Offer, or (f) amend, add or waive any term or condition of the Offer, in any manner adverse to the stockholders of the Company, described in Section 14 of this Offer to Purchase.

     The Purchaser reserves the right, at any time and from time to time (except as limited by the Merger Agreement), to extend the period during which the Offer is open, by giving oral or written notice of the extension to the Depositary and by making a public announcement of it as described below. The Merger Agreement requires the Purchaser to, at the request of the Company, extend the Expiration Time for up to 10 business days, the last of which may not end later than October 30, 1999, if, at the initial expiration date of the Offer, or any extension of that date, the conditions to the Offer, including the Minimum Condition or the HSR Condition, are not satisfied. In addition, (i) the Purchaser may, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") applicable to the Offer and (ii) if (a) all conditions to the Offer are satisfied or waived and (b) the Shares validly tendered and not withdrawn pursuant to the Offer represent more than two-thirds but less than 90% of the total issued and outstanding Shares on a fully diluted basis, the Purchaser may extend the Offer for a period not to exceed 10 business days. During any extension, all Shares previously tendered and not withdrawn will remain tendered in response to the Offer, subject to the rights of a tendering stockholder to withdraw tendered Shares. See Section 4 of this Offer to Purchase.

     Consummation of the Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the HSR Condition. Subject to the Merger Agreement and the applicable regulations of the SEC, the Purchaser reserves the right, at any time and from time to time, to (i) delay acceptance for payment of, or, regardless of whether Shares were already accepted for payment, payment for, Shares pending receipt of any regulatory or third-party approval described in Section 15 of this Offer to Purchase or in order to comply in whole or in part with any other applicable law, (ii) terminate the Offer and not accept for payment any Shares if any of the conditions described in Section 14 of this Offer to Purchase are not satisfied or upon the occurrence of any of the events described in Section 14 of this Offer to Purchase or (iii) waive any condition (except the Minimum Condition) or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of the delay, termination, waiver or amendment to the Depositary and by making a public announcement of it, as described below, so long as any such delay, termination, waiver or amendment is not in any manner adverse to the stockholders of the Company.

     If the Purchaser extends the Offer or is delayed in accepting or paying for Shares, the Depositary may retain the tendered Shares, subject to the right of stockholders to withdraw Shares to the extent described in Section 4 of this Offer to Purchase. The Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Purchaser to pay the consideration offered or return the tendered Shares promptly after the termination or withdrawal of the Offer and (ii) the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of the preceding paragraph), any Shares upon the occurrence of any of the events described in Section 14 of this Offer to Purchase without extending the period of time during which the Offer is open.

     The Purchaser will make a public announcement of any extension, delay, termination, waiver or amendment as promptly as practicable after it takes place. In the case of an extension, the Purchaser will make a public announcement no later than 9:00 a.m., New York City time, on the business day after the day of the previously scheduled Expiration Time. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of the changes), the Purchaser will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition to the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning an offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum of 10 business days generally is required to allow for adequate dissemination to stockholders.

     If the Purchaser increases the price it will pay for tendered Shares, that increase will apply to all Shares which are purchased through the Offer, including Shares which are tendered before the price is increased.

     The Company has given the Purchaser a stockholder list and security position listings for the purpose of enabling the Purchaser to disseminate the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant tender offer materials will be mailed to record holders of Shares and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list, or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares which are validly tendered (and not properly withdrawn in accordance with Section 4 of this Offer to Purchase) prior to the Expiration Time. Shares will be accepted as soon as practicable after the later to occur of (i) the Expiration Time and (ii) the satisfaction or waiver of the conditions set forth in Section 14 of this Offer to Purchase. Any determination concerning the satisfaction of the terms and conditions of the Offer will be in the sole discretion of the Purchaser. See
Section 14 of this Offer to Purchase. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or, subject to the applicable SEC rules, payment for, Shares in order to comply in whole or in part with any applicable law. See Section 15 of this Offer to Purchase.

     The Parent and its affiliates will file a Notification and Report Form with respect to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after the Notification and Report Form is filed, unless that waiting period is terminated before then. Either the Antitrust Division of the United States Department of Justice (the "Antitrust Division") or the United States Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material. If there is such a request, the waiting period will expire at 11:59 p.m., New York City time, on the 10th day after there has been substantial compliance with the request. See Section 15 of this Offer to Purchase for additional information concerning the HSR Act and the applicability of the antitrust laws to the Offer.

     In all cases, payment for Shares which are tendered in response to the Offer and accepted for payment will be made only after timely receipt by the Depositary of (a) the certificate(s) representing the tendered Shares (the "Share Certificates"), or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the Shares (if that procedure is available) into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), as described in Section 3 of this Offer to Purchase, (b) a properly completed and duly executed Letter of Transmittal (or facsimile of one), or an Agent's Message in connection with a book-entry transfer, and (c) any other documents required by the Letter of Transmittal.

     An "Agent's Message" is a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant in the Book-Entry Transfer Facility which is tendering Shares that the participant has received, and agrees to be bound by the terms of, the Letter of Transmittal and that the Purchaser may enforce that agreement against the participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of the Shares for payment. Payment for Shares which are accepted will be made by deposit of the aggregate purchase price for all the Shares which are accepted for payment with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL THE PURCHASER PAY INTEREST ON THE OFFER PRICE REGARDLESS OF ANY EXTENSION OF THE OFFER OR BY REASON OF ANY DELAY IN PAYING FOR SHARES. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to pay for Shares will be satisfied and tendering stockholders must look solely to the Depositary for payment of amounts owed to them by reason of the acceptance of their Shares pursuant to the Offer. If, for any reason, acceptance for payment of or payment for any Shares tendered in response to the Offer is delayed, or the Purchaser is prevented from accepting for payment or paying for Shares which are tendered in response to the Offer, the Depositary nevertheless may retain, subject to applicable SEC rules, tendered Shares on behalf of the Purchaser and those Shares may not be withdrawn, except to the extent the tendering stockholder exercises withdrawal rights as described in Section 4 of this Offer to Purchase. The Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as the expenses of the Dealer Manager and the fees and expenses of the Depositary and the Information Agent.

     If any tendered Shares are not accepted for payment for any reason, or if Share Certificates which are submitted evidence more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned or sent, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, Shares which are not purchased will be credited to an account at that Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     Subject to the provisions of the Merger Agreement, the Purchaser reserves the right to transfer or assign, in whole, or in part from time to time, to one or more of its affiliates the right to purchase all or any portion of the Shares which are tendered in response to the Offer, but such a transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares which are validly tendered in response to the Offer and accepted for payment.

     3.  PROCEDURES FOR TENDERING SHARES.

     VALID TENDER OF SHARES. Except as set forth below, in order for Shares to be validly tendered in response to the Offer, (a) a Letter of Transmittal or a facsimile of one, properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time and (b) either (i) the Share Certificates must be received by the Depositary along with the Letter of Transmittal, (ii) the Shares must be tendered using the procedure for book-entry transfer described below, and the Book-Entry Confirmation must be received by the Depositary prior to the Expiration Time, or (iii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL, AND OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. ITEMS WILL BE DEEMED DELIVERED ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility. Although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, a Letter of Transmittal or a facsimile of one, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, as well as the Book Entry Confirmation relating to the Shares, must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time or the guaranteed delivery procedures described below must be followed.

     REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY OR TO THE PURCHASER DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     SIGNATURE GUARANTEES. Signatures on Letters of Transmittal need not be guaranteed, unless, in the case of the Letter of Transmittal, the Shares to which they relate are being tendered by a registered holder of Shares who has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal. Signatures on Letters of Transmittal on which either of those boxes has been completed must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (each an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

     If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates representing Shares which are not tendered or are not accepted for payment are to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on the Share Certificate or stock powers guaranteed (as provided above). See Instructions 1 and 5 of the Letter of Transmittal.

     If Share Certificates are delivered to the Depositary at different times, a properly completed and duly executed Letter of Transmittal (or facsimile of one) must accompany each delivery.

     GUARANTEED DELIVERY. If a stockholder wishes to tender Shares in response to the Offer, but the Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Time, or the procedure for book-entry transfer cannot be completed on a timely basis, the Shares may nevertheless be tendered as follows:

          (i) the tender must be made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided with this Offer to Purchase, is received by the Depositary before the Expiration Time; and

          (iii) the Share Certificates representing all tendered Shares, in proper form for transfer, or the Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or a facsimile of one), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal must be received by the Depositary within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

     A Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary, but must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery distributed with this Offer to Purchase.

     Payment for Shares which are accepted for payment will be made only after
(i) timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, the Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile of one), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal. Accordingly, it is possible that payment will not be made to all tendering stockholders at the same time.

     BACKUP UNITED STATES FEDERAL WITHHOLDING TAX. Under the United States federal income tax laws, the Depositary may be required to withhold 31% of the amount of any payments made to certain stockholders. To prevent backup federal income tax withholding, each tendering stockholder must provide the Depositary with the stockholder's correct taxpayer identification number, or certify that the stockholder is exempt from backup federal income tax withholding, by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 11 of the Letter of Transmittal.

     APPOINTMENT AS PROXY. By executing a Letter of Transmittal, a tendering stockholder irrevocably appoints the Purchaser, its officers and its designees, as the tendering stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the stockholder's rights with respect to the Shares tendered by the stockholder and accepted for payment by the Purchaser (and with respect to any other securities issued in respect of those Shares on or after the date of the Merger Agreement). That proxy is considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective if, when and to the extent that the Purchaser accepts the tendered Shares for payment pursuant to the Offer. When tendered Shares are accepted for payment, all prior proxies given by the stockholder with respect to the tendered Shares and any other securities issued in respect of them will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be deemed effective). The Purchaser, its officers and its designees, will, with respect to the tendered Shares and any other securities for which the appointment is effective, be empowered to exercise all voting and other rights of the tendering stockholder as they, in their sole discretion, deem proper at any annual, special, adjourned or postponed meeting of the Company's stockholders, or by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that in order for Shares or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of the Shares, the Purchaser will be able to exercise full voting rights with respect to the Shares.

     Proxies are effective only as to Shares accepted for payment pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's stockholders. Any solicitation of proxies will be made only pursuant to separate proxy soliciting materials complying with the Exchange Act.

     DETERMINATIONS REGARDING TENDERS. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any Shares using any of the procedures described above will be determined by the Purchaser, in its sole discretion, and the Purchaser's determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of Shares which it determines were not in proper form or if the acceptance for payment of, or payment for, the Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the conditions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

     The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions to it) will be final and binding. None of the Parent, the Purchaser, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

     BINDING AGREEMENT. The Purchaser's acceptance for payment of Shares tendered in response to the Offer will constitute a binding agreement by the tendering stockholder to sell, and by the Purchaser to purchase, the tendered Shares on the terms and subject to the conditions of the Offer.

     4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Shares made in response to the Offer are irrevocable. Shares tendered in response to the Offer may be withdrawn at any time prior to the Expiration Time and, unless they have been accepted for payment by the Purchaser, may also be withdrawn at any time after September 28, 1999 (or such later date as may apply in case the Offer is extended).

     If the Purchaser extends the Offer, is delayed in its acceptance of Shares for payment or is unable to accept Shares for payment for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, retain tendered Shares on behalf of the Purchaser, and those Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdraw them as described in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written or facsimile transmission of a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. A notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if Share Certificates have been tendered) the name of the registered holder, if different from that of the person who tendered the

Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the release of those Share Certificates, the serial numbers shown on the particular Share Certificates to be withdrawn must be submitted to the Depositary, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless the Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals of Shares may not be rescinded. After Shares are properly withdrawn, they will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Time using one of the procedures described in
Section 3 of this Offer to Purchase.

     All questions as to the form and validity (including, without limitation, time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, and its determination will be final and binding. None of the Parent, the Purchaser, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

     5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES. The following summary is a general discussion of certain of the expected Federal income tax consequences of the Offer. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and published regulations, rulings and judicial decisions in effect at the date of this Offer to Purchase, all of which are subject to change. The summary does not discuss all aspects of Federal income taxation that may be relevant to a particular holder in light of his or her personal circumstances or to certain types of holders subject to special treatment under the Federal income tax laws, such as life insurance companies, financial institutions, tax-exempt organizations and non-U.S. persons. The following summary may not be applicable with respect to Shares acquired through exercise of employee stock options or otherwise as compensation. It also does not discuss any aspects of state or local tax laws or of tax laws of jurisdictions outside the United States of America.

     THE DESCRIPTION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW IS FOR GENERAL INFORMATION ONLY. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE SALE OF THEIR SHARES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

     Sales of Shares in response to the Offer will be taxable transactions for Federal income tax purposes, and may also be taxable transactions under applicable state, local, foreign and other tax laws. For Federal income tax purposes, a tendering stockholder will generally recognize gain or loss equal to the difference between the amount of cash received by the stockholder upon sale of the Shares and the stockholder's tax basis in the Shares which are sold. Under present law, gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer.

     If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by the tendering stockholder will be capital gain or loss, which will be long-term or short term depending on whether the tendering stockholder's holding period for the Shares exceeds one year. Long-term capital gain recognized by a stockholder who is an individual will generally be taxed at a maximum Federal tax rate of 20%. Short term capital gain recognized by an individual will generally be taxed at the individual's ordinary income tax rate. Capital gain recognized by a tendering corporate stockholder will be taxed at the same rates as apply to ordinary income.

     A stockholder (other than certain exempt stockholders, including all corporations and certain foreign individuals) who tenders Shares may be subject to 31% backup withholding unless the stockholder provides its taxpayer identification number ("TIN") and certifies that the TIN is correct or properly certifies that it is awaiting a TIN. This should be done by completing and signing the substitute Form W-9 included as part of the Letter of Transmittal. A stockholder that does not furnish its TIN also may be subject to a penalty imposed by the Internal Revenue Service (the "IRS").

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from each payment to that stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return. The House recently passed a bill (the "Financial Freedom Act") which, if enacted into law, would reduce the maximum long-term capital gains rate for individual stockholders from 20% to 15% and, for corporate stockholders, from 35% to 30%. The House bill would apply to tenders of Shares. The Senate is considering tax legislation which does not include the capital gain reduction. It is not possible to predict whether this change will become law in its current or a modified form or the effective date altered.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares trade on the New York Stock Exchange (the "NYSE") under the symbol "HMS." The following table sets forth, for the periods indicated, the high and low sales prices per Share on the NYSE as reported by the NYSE and the Dow Jones News Retrieval Service:

                                                               SALES PRICE
                                                              -------------
                                                              HIGH     LOW
                                                              ----     ---
1997 FISCAL YEAR
  First Quarter.............................................  $10 5/8   $ 8 7/8
  Second Quarter............................................   10 5/8     8 3/4
  Third Quarter.............................................   14 11/16  10 3/8
  Fourth Quarter............................................   15 9/16   13 3/4
1998 FISCAL YEAR
  First Quarter.............................................  $14 1/2   $12 11/16
  Second Quarter............................................   14 15/16  14
  Third Quarter.............................................   14 13/16   9 7/8
  Fourth Quarter............................................   12         7 3/16
1999 FISCAL YEAR
  First Quarter.............................................  $10 1/8   $ 6 3/8
  Second Quarter............................................    8 9/16    6 1/2
  Third Quarter through July 29, 1999.......................   15 9/16    7 7/8

     On July 23, 1999, the last full day of trading before the day on which the Parent, the Purchaser and the Company signed the Merger Agreement, the last sale price of the Shares reported on the NYSE was $9.75 per Share. On July 29, 1999, the last full day of trading prior to the commencement of the Offer, the last sale price reported on the NYSE was $15 1/2 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     According to the Company's publicly available documentation and filings with the SEC, the Company did not declare or pay any cash dividends during any of the periods indicated in the above table. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of the Parent, and Parent does not intend to consent to any such declaration or payment. See
Section 13 of this Offer to Purchase.

     7. CERTAIN EFFECTS OF THE TRANSACTION.

     NYSE. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

     The Shares are listed on the NYSE. After consummation of the Offer and depending upon the aggregate market value and the per share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE may delist the Shares if, among other things: (i) the number of total stockholders falls below 400; (ii) the number of total stockholders falls below 1,200 and the average monthly trading volume is less than 100,000 shares (for the most recent 12 months); (iii) the number of publicly held Shares (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more ("Excluded Holdings")) should fall below 600,000; or (iv) the aggregate market value of such publicly held Shares (exclusive of Excluded Holdings) should fall below $8 million. If as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected. According to the Company, as of July 26, 1999, there were approximately 36,000 holders of record of the Shares and as of July 26, 1999, there were 33,569,652 Shares outstanding.

     If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the Nasdaq Stock Market or other sources. The extent of the public market for the Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

     EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. That registration may be terminated upon application of the Company to the SEC if the Shares are not listed on a national securities exchange or quoted on NASDAQ and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information the Company would be required to furnish to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement that the Company furnish a proxy statement or information statement in connection with stockholder actions pursuant to Section 14 of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions, no longer applicable to the Company. See Section 15 of this Offer to Purchase. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of those securities pursuant to Rule 144 under the Securities Act of 1933, as amended. The Purchaser currently intends to seek termination of the listing of the Shares on the NYSE and of the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If the NYSE listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the listing of the Shares on the NYSE and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, shares of the Common Stock would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

     8. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources. None of the Parent, the Purchaser, any of their affiliates or assigns, the Dealer Manager, the Depositary or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in those documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of that information of which none of the Parent, the Purchaser, any of their affiliates or assigns, the Dealer Manager, the Depositary or the Information Agent is aware.

     GENERAL. The Company is the leading provider of food, beverage and retail concessions at airports, on tollroads, and in shopping malls, with facilities at many major commercial airports and tollroads in the United States. The Company began operations as a separate public company on December 29, 1995, when the food, beverage and retail concessions business of Host Marriott Corporation was distributed to shareholders in a special dividend. Since that time, the Company has built a worldwide leadership position by providing recognized brands and quality service to its customers while they are away from home.

     The Company operates primarily in the United States through two wholly-owned subsidiaries: Host International, Inc. and Host Marriott Tollroads, Inc. The Company also has international airport concessions operations in The Netherlands, New Zealand, Australia, Canada, Malaysia and The People's Republic of China.

     The Company's operations are grouped into three business segments: Airports (including gift and news retail outlets in off-airport locations), Travel Plazas and Shopping Malls, which represented 74.7%, 23.7% and 1.6%, respectively, of total revenues in 1998.

     FINANCIAL INFORMATION. The following selected consolidated financial data relating to the Company and its subsidiaries has been taken or derived from the audited financial statements contained in the Company's Annual Reports on Form 10-K for the fiscal years ended January 1, 1999 and January 2, 1998 (the "Company 10-K's") and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 26, 1999, each as filed with the SEC pursuant to the Exchange Act. More comprehensive financial information is included in the Company 10-K's and the Company 10-Q and the other documents filed by the Company with the SEC, and the financial data set forth below is qualified in its entirety by reference to those reports and other documents. They may be examined and copies may be obtained from the SEC's offices in the manner set forth below.

                       HOST MARRIOTT SERVICES CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                   FISCAL YEARS ENDED               TWELVE WEEKS ENDED
                                         ---------------------------------------   ---------------------
                                         JANUARY 1,    JANUARY 2,    JANUARY 3,    MARCH 26,   MARCH 27,
                                            1999          1998          1997         1999        1998
                                         ----------    ----------    ----------    ---------   ---------
                                         (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenues...............................   $1,377.6      $1,284.6      $1,277.8      $308.9      $277.3
Income (loss) before income taxes and
  cumulative effect of changes in
  accounting principles................   $   22.2      $   31.0      $   24.5        (6.7)       (6.5)
Net income (loss)......................   $   24.1      $   20.8      $   14.3        (4.8)       (3.9)
Net income (loss) per common share:
  Basic................................   $   0.71      $   0.60      $   0.43      $(0.14)     $(0.11)
  Diluted..............................       0.68      $   0.57          0.40       (0.14)      (0.11)
BALANCE SHEET DATA (at period end):
Total assets...........................   $  567.0      $  548.0      $  582.3      $574.4      $567.0
Total long-term debt (excluding current
  portion).............................   $  404.8      $  404.8      $  406.6      $404.9      $404.8
Total shareholders' equity (deficit)...   $  (72.6)     $  (76.2)     $  (95.5)     $(78.4)     $(72.6)

     In a press release (the "Press Release") dated July 20, 1999, the Company reported total revenues and net income of $658.9 million and $1.8 million, respectively, for the first two fiscal quarters of 1999, compared to $599.9 million and $2.3 million, respectively, for the first two fiscal quarters of 1998.

     COMPANY LONG TERM PLAN. In the course of discussions giving rise to the Merger Agreement, representatives of the Company furnished representatives of the Parent with certain estimates showing estimated earnings per share for the Company of $1.28, $0.83 and $0.91 for the fiscal years 1999, 2000 and 2001, respectively. In addition, the Company provided the Parent with certain additional estimates of the Company's projected revenues, net income and earnings through the Company's fiscal year 2008 (together with the earnings estimates, the "Company Plan"). The Company Plan was prepared solely for the Company's internal purposes and was not prepared for publication or with a view to complying with the published guidelines of the SEC regarding projections or with the American Institute of Certified Public Accountants Guide for Prospective Financial Statements, and such information is being included in this Offer to Purchase solely because it was furnished to the Parent in connection with the discussions giving rise to the Merger Agreement. The independent accountants of the Company have neither examined nor compiled the prospective financial information set forth below and, accordingly, do not express an opinion or any other form of assurance with respect thereto.

     The Company Plan reflects numerous assumptions, including general business and economic conditions, moderate growth in the food, beverage and retail concessions industry reflecting current conditions in the marketplace, and certain other matters, many of which are inherently uncertain or beyond the Company's or the Parent's control, and do not take into account any changes in the Company's operations or capital structure which may result from the Offer and the Merger. It is not possible to predict whether the assumptions made in preparing the projected financial information will be valid, and actual results may prove to be materially higher or lower than those contained in the projections. The inclusion of this information should not be regarded as an indication that the Company, the Parent, the Purchaser or anyone else who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. None of the Parent, the Purchaser, the Company or any of their respective representatives assumes any responsibility for the validity, reasonableness or completeness of the projected financial information or the Press Release, and the Company has made no representation to the Parent, the Purchaser or any of their affiliates regarding such information.

     AVAILABLE INFORMATION. The Company is subject to the informational and reporting requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of those persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material may be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an Internet site on the world wide web at http://www.sec.gov that contains reports, proxy statements and other information. Reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which exchange the Shares are traded. All of the information with respect to the Company and its affiliates set forth in this Offer to Purchase has been derived from publicly available information.

     9. CERTAIN INFORMATION CONCERNING THE PARENT, AUTOGRILL OVERSEAS AND THE PURCHASER.

     THE PURCHASER. The Purchaser is a Delaware corporation organized in order to enter into the transactions which are the subject of the Merger Agreement (including the Offer and the Merger). The principal executive offices of the Purchaser are located at Via Caldera 21, 20153, Milan, Italy and its registered office is care of Rogers & Wells LLP, 200 Park Avenue, NY, NY 10166. The Purchaser is a wholly-owned subsidiary of Autogrill Overseas, which is a wholly-owned subsidiary of the Parent. The Purchaser does not have any significant assets or liabilities and has not engaged in activities other than those incidental to its formation and capitalization, its execution of the Merger Agreement and preparation for the Offer and the Merger. Because the Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

     AUTOGRILL OVERSEAS. Autogrill Overseas is a Luxembourg company and a wholly-owned subsidiary of the Parent, with the exception of one subscription share. Its principal executive offices are located at Via Caldera 21, 20153, Milan, Italy and its registered office is located at 31, Boulevard du Prince Henri, L-1724, Luxembourg, The Grand Duchy of Luxembourg. Autogrill Overseas does not have any significant assets or liabilities and has not engaged in activities other than those incidental to its formation and capitalization. Because Autogrill Overseas has minimal assets and capitalization, no meaningful financial information regarding Autogrill Overseas is available.

     PARENT. The Parent and its subsidiaries (collectively, the "Group") are the second largest commercial food catering group and the leading food catering group for travelers in Europe. The Parent primarily operates its travelers catering and services business under concession (on motorways, in airports and railway stations or at trade fairs). The Parent also operates quick service restaurants and other non-concession "urban" outlets, either directly or through franchisees. The Parent's principal markets are Italy, France, Spain, the Benelux countries and Austria. As of April 30, 1999, the Parent had 654 locations operating under its various brand names in nine countries, of which 548 were operated under concession and 106 were operated by franchisees.

     In fiscal 1998, the Group recorded consolidated revenues of Lit. 2,175.4 billion. In fiscal 1998, outlet's in Italy accounted for Lit. 1,647.5 billion (or approximately 75.7%) of the Group's consolidated revenues.

     The Parent is headquartered in Italy and has expanded into markets outside of Italy primarily through acquisitions of leaders or co-leaders in the motorway restaurant business in their respective markets. In addition to being the leading motorway restaurant chain in Italy, the Parent is one of the leading motorway restaurant chains in France, Spain and Austria and is the leading motorway restaurant chain in the Benelux countries.

     The Parent's motorway outlets are its core business and are generally operated under concession. In fiscal 1998, business under concession accounted for Lit. 1,856.2 billion (or approximately 85%) of the Group's consolidated revenues. The motorway outlets offer products and services in a single structure that seeks to satisfy the needs of travelers. The type of service and the products offered range from the simple "autobar," or coffee bar, to complete restaurants, up to the more complex "bridge" structures, which feature table service restaurants and can be entered from either side of the motorway. Most motorway outlets are open 24 hours a day, seven days a week, including public holidays and weekends. The motorway outlets, like the Parent's other outlets under concession, are not restricted to catering and often include a retail store selling food and non-food products, newspapers, tobacco and lottery tickets. As of April 30, 1999, the Parent had 519 motorway outlets, of which 346 were on Italian motorways. Autostrade S.p.A., the Italian motorway operator, has granted the Parent a non-exclusive concession to operate up to 24 restaurants on Italian motorways through the year 2013.

     The quick service restaurants operate in a variety of locations in major cities, including shopping centers and exhibition centers. In fiscal 1998, quick service restaurants and other urban outlets accounted for Lit. 267.0 billion (or approximately 12%) of the Group's consolidated revenues. The Parent has recently introduced the "Food Court" concept which brings together numerous catering alternatives in one location with common seating and services. At December 31, 1998, the Parent had 106 urban locations, with 69 Spizzico outlets, of which 23 were operated by franchisees.

     In 1995, the Parent was acquired from an entity controlled by the Italian government by a group of private investors led by Edizione Holding S.p.A. as part of the Italian government's privatization program. As a result of subsequent transactions, at April 30, 1999, Edizione Holding owned 57.09% of the Parent's Shares. The Parent's Shares were listed on the Milan Stock Exchange in August 1997 under the symbol "AGL." Shares of the Parent's predecessor companies have been listed on the Milan Stock Exchange, or its predecessors, since 1975. On July 29, 1999, the official price on the Telematico for one Parent Share was
10.343 Euro (approximately $11.087 based on the exchange rate reported at 12:00 noon Eastern Standard Time (the "Noon Rate") on July 29, 1999).

     As of April 30, 1999, the Parent had approximately 12,305 full-time equivalent employees of whom approximately 530 were employed at the Parent's headquarters in Italy. The breakdown of the Group's employees by geographic regions is as follows: Italy, approximately 55%; France, approximately 22%; Spain, approximately 7%.

     The principal executive offices of the Parent are located at Via Caldera 21, 20153, Milan, Italy.

     FINANCIAL INFORMATION. Because the only consideration of the Offer and Merger is cash, and in view of the amount of consideration payable in relation to the financial capability of the Parent and its affiliates, the Purchaser believes the financial condition of the Parent and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer. Set forth below is a summary of certain consolidated financial information with respect to the Parent for the fiscal years ended December 31, 1998 and December 31, 1999. The consolidated financial information is stated in Italian Lira. Such information is provided for supplemental information purposes only and is neither intended nor required to comply with the requirements of the Exchange Act. On July 29, 1999, the noon buying rate for cable transfers of Lira, as reported by the Federal Reserve Bank of New York reflected that one U.S. dollar equaled 1,816 Italian Lira. The following information was prepared in accordance with accounting principles generally accepted in the Republic of Italy and has not been reconciled to generally accepted accounting principles in the United States.

                                AUTOGRILL S.P.A.

                        CONSOLIDATED STATEMENT OF INCOME

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                                ----        ----
                                                               (BILLIONS OF LIRE)
Revenues from sales and customer services...................   2,175.4     1,718.9
Other revenues and income...................................      77.5        64.1
                                                              --------    --------
VALUE OF PRODUCTION.........................................   2,252.9     1,783.0
Cost of Production..........................................  (1,321.7)   (1,115.4)
VALUE ADDED.................................................     931.2       667.6
Salaries, wages and employee benefits.......................    (602.5)     (452.8)
                                                              --------    --------
GROSS OPERATING MARGIN......................................     328.7       214.8
Depreciation, amortization and writedowns...................    (152.0)     (110.1)
Provisions for risks and other provisions...................     (11.5)      (15.7)
Other charges...............................................     (19.9)      (17.4)
                                                              --------    --------
OPERATING RESULT............................................     145.3        71.6
Financial income, net.......................................      (4.0)       11.3
Adjustments to financial assets.............................      (0.7)       (0.2)
                                                              --------    --------
RESULTS BEFORE EXTRAORDINARY ITEMS AND TAXES................     140.6        82.7
Extraordinary income and charges............................       0.3         5.4
                                                              --------    --------
RESULTS BEFORE TAXES........................................     140.9        88.1
Income taxes for the year...................................     (74.4)      (38.2)
                                                              --------    --------
INCOME FOR THE YEAR.........................................      66.5        49.9
  Minority..................................................       1.0         0.0
                                                              --------    --------
GROUP INCOME................................................      65.5        49.9
                                                              ========    ========

                                AUTOGRILL S.P.A.

                           CONSOLIDATED BALANCE SHEET

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                               1998         1997
                                                               ----         ----
                                                              (BILLIONS OF LIRE)
(A) FIXED ASSETS............................................    677.4       444.0
Intangible fixed assets.....................................    422.5       172.2
Tangible fixed assets.......................................     39.7       250.2
                                                              -------      ------
Financial fixed assets......................................  1,139.6       866.4
(B) WORKING CAPITAL
Inventories.................................................     86.7        63.5
Trade receivables...........................................     64.3        52.0
Other assets................................................     63.5        68.4
Trade payable...............................................   (357.0)     (283.4)
Reserves for risks and charges..............................    (78.0)      (37.8)
Other liabilities...........................................   (144.9)     (100.0)
                                                              -------      ------
                                                               (365.4)     (237.3)
(C) INVESTED CAPITAL, AFTER CURRENT LIABILITIES.............    774.2       629.1
                                                              -------      ------
(D) RESERVE FOR EMPLOYEE TERMINATION INDEMNITIES AND OTHER
    LONG-TERM NON-FINANCIAL LIABILITIES.....................   (160.5)     (155.3)
                                                              -------      ------
(E) CAPITAL INVESTED, NET...................................    613.7       473.8
                                                              =======      ======
Financed by:
(F) SHAREHOLDERS' EQUITY....................................    435.5       387.4
Minority interests..........................................      5.5          --
                                                              -------      ------
                                                                441.0       387.4
(G) LONG-TERM FINANCIAL DEBT(1).............................    110.5        47.8
(H) SHORT-TERM NET FINANCIAL POSITION
Short-term debt.............................................    469.7       254.2
                                                              -------      ------
Liquid funds and current financial receivables..............   (407.5)     (215.6)
                                                              -------      ------
                                                                 62.2        38.6
Net financial position G&H..................................    172.7        86.4
                                                              -------      ------
(I) TOTALS, AS IN (E).......................................    613.7       473.8
                                                              =======      ======

----------------

(1) In June 1999, Autogrill S.A., a wholly-owned subsidiary of the Parent, issued convertible notes in the aggregate principal amount of 350 million euros (approximately Lit.677.7 billion) maturing 2014.

     The name, citizenship, business address, principal occupation or employment and employment information for each of the directors and executive officers of the Purchaser, Autogrill Overseas and the Parent are set forth in Schedule I to this Offer to Purchase.

     Except as described in this Offer to Purchase, none of the Purchaser, Autogrill Overseas, the Parent or, to the best of their knowledge, any of the persons listed on Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of any of those persons beneficially owns any equity security of the Company, and none of the Purchaser, Autogrill Overseas, or the Parent or, to the best of their knowledge, any of the other persons referred to above, or any of their respective directors, executive officers or subsidiaries, has effected any transaction in any equity security of the Company during the past 60 days.

     During the last 5 years none of the Purchaser's, Autogrill Overseas' or the Parent's officers, directors or general partners was (1) convicted in a criminal proceeding or (2) party to a civil proceeding of a judicial or administrative body and as a result of the proceeding was or is subject to a judgment enjoining future violations of or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws.

     Except as described above, none of the Purchaser, Autogrill Overseas, the Parent or, to the best of their knowledge, any of the persons listed on Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as described in this Offer to Purchase, none of the Purchaser, Autogrill Overseas or the Parent or, to the best of their knowledge, any of the persons listed on Schedule I to this Offer to Purchase has had any transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the SEC.

     Except as described in this Offer to Purchase, since January 1, 1996, there have been no contacts, negotiations or transactions between the Parent, Autogrill Overseas or the Purchaser, or their respective subsidiaries or affiliates, or, to the best of their knowledge, any of the persons listed in
Schedule I to this Offer to Purchase, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

     AVAILABLE INFORMATION. None of the Purchaser, Autogrill Overseas or the Parent is subject to the information requirements of the Exchange Act and, accordingly, do not file reports or other information with the SEC under the Exchange Act relating to its business, financial position, results of operations or other matters. However, the Purchaser and the Parent have filed a Schedule 14D-1 and exhibits thereto with the SEC in connection with the Offer and the Merger.

     10. SOURCE AND AMOUNT OF FUNDS. If all the outstanding Shares are tendered in response to the Offer, the Purchaser would be required to pay a total of approximately $560,000,000 to purchase the tendered Shares and pay the fees and other expenses related to the Offer. See Section 16 of this Offer to Purchase. The Offer is not conditioned on any financing arrangements. The Purchaser expects to obtain the funds required to consummate the Offer through capital contributions or advances made directly or indirectly by the Parent. The Parent will provide such funds from the financing sources described below.

     On July 29, 1999, the Parent entered into two separate Medium Term Multi-Currency Agreements with Cariplo-Cassa di Risparmio delle Provincie Lombarde S.p.A. (Branch 65 of Milan): one in the principal amount of Lit. 800 billion (the "Lit. 800 billion Acquisition Facility") and the second in the principal amount of Lit. 400 billion (the "Lit. 400 billion Acquisition Facility", and together with the Lit. 800 billion Acquisition Facility, the "Acquisition Facilities"). The Acquisition Facilities may be used by the Parent or the Purchaser. The Lit. 800 billion Acquisition Facility is unsecured, while the Lit. 400 billion Acquisition Facility will be secured by short term investments of the Parent (equal to Lit. 400 billion) to be pledged or otherwise restricted when drawn in an amount equal to the amount then drawn under such facility. The Lit. 800 billion Acquisition Facility terminates eighteen months from the date amounts are first drawn from such facility, while the Lit. 400 billion Acquisition Facility will terminate on December 31, 1999. The interest rate to be charged in connection with the loans made under both Acquisition Facilities may be either the LIBOR or EURIBOR interest rate depending on the currency elected by the Parent. The LIBOR or EURIBOR rate of interest to be charged shall be 12.5 basis points above the elected rate for the applicable period. In the event the full amount of the Acquisition Facilities is not utilized, the Parent shall be required to pay a facility fee of 5 basis points on all amounts that are not drawn down; provided that such facility fee shall be reduced to 1 basis point if a half of such Acquisition Facility is drawn down. The aggregate amount available under the Acquisition Facilities to fund the purchase of the Shares by the Purchaser pursuant to the Offer and Merger and to pay related transaction expenses is Lit. 1,200 billion (approximately $661 million based upon the Noon Rate reported on July 29, 1999). As of the date hereof, the Parent intends to repay such loans from working capital, a refinancing of the Acquisition Facility or from the future issuance of debt securities.

     11. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     The Parent and the Company are engaged in similar lines of business and as a result have, from time to time, had contact in a business setting at industry related conferences and otherwise but except as set forth below had no previous contacts in the form of contracts, agreements or other business dealings relating to the Offer and Merger.

     On March 16, 1999, BT Wolfensohn (currently part of the Deutsche Bank group), acting as financial advisor to the Company, met with the Chief Executive Officer of the Parent to determine whether the Parent was interested in acquiring an equity interest in, or all of the Shares of, the Company. On the same day the Parent executed a confidentiality and standstill, agreement (dated March 15, 1999) relating to its review of the Company's business, results of operations and financial condition.

     On March 26, 1999, a representative of the Company together with a representative of BT Wolfensohn met with the Parent in Milan and presented certain business and financial data to the Parent. BT Wolfensohn, by letter dated March 30, 1999, advised Parent of its interest to have the Company make a detailed management presentation to the principal executives of the Parent. The Parent accepted the proposal for a meeting.

     On April 6, 1999, the chief executive officers of the Company and the Parent met in Milan, Italy and discussed the strategies of the two companies and the possibility of a combination. On the following day, April 7, 1999, representatives of the Company and BT Wolfensohn presented a strategic business review, certain financial highlights and a long range plan to the Parent and its advisors, including Goldman Sachs. On April 8, 1998, the Parent was taken on a tour of certain of the Parent's facilities.

     From April 14 through April 20, 1999, Autogrill's advisors visited the Company in Bethesda, Maryland, to conduct preliminary business due diligence which included a visit to certain facilities of the Company. During the week of April 26 executives of the Parent visited certain of the Company's facilities in the United States.

     On May 24, 1999 the advisors of the Parent met with the advisors and certain executives of the Company to review the principal assumptions of the Company's long term plan.

     On June 3, 1999, the Parent sent a letter to the Company providing a preliminary non-binding indication of interest to purchase up to 51% of the equity of the Company at a price per share in the range of $11 to $14 in cash. Subsequently, BT Wolfensohn advised Goldman Sachs that the terms and conditions of the preliminary non-binding indication of interest were not acceptable.

     On July 6, 1999, the Parent sent a letter to the Company revising its preliminary non-binding indication of interest and advising the Company of its willingness to purchase up to 100% of the equity of the Company at a price per share in the range of $11 to $15 in cash. BT Wolfensohn advised Goldman Sachs that the proposed price range was not acceptable.

     On July 8, 1999, the Parent delivered a letter to the Company increasing the price range set forth in its July 6, 1999 letter to $14.00 to $16.00 per Share.

     On July 9, 1999, the Company advised the Parent that the Company would be interested in pursuing further discussions with the Parent based upon the terms of the Parent's July 8, 1999 letter and invited the Parent and its financial advisors and other representatives to conduct both business and legal due diligence with respect to the Company during the period from Monday, July 12, 1999 through Friday, July 16, 1999 at the offices of the Company's outside legal counsel.

     Beginning on July 12, 1999 and continuing through the preparation of final agreements on July 25, 1999, the Parent conducted extensive business and legal due diligence. During the weeks of July 12 and July 19, the parties and their respective legal and financial advisors negotiated the Merger Agreement.

     On July 22, 1999, the Parent submitted a written proposal to the Company offering to acquire 100% of the Shares at a price of $15.75 per Share.

     On July 22, 1999, the Board of Directors of the Company held a meeting at which it considered the proposal of the Parent. Following such meeting, the Parent was advised that the financial terms of its proposal were satisfactory but that the acceptance of the Parent's proposal was conditioned upon the satisfactory negotiation of certain terms of the merger agreement, including the amount and nature of the break-up fee.

     On July 25, 1999, the Parent was advised that the conditions to the approval of the Parent's proposal enumerated by the Board of Directors of the Company had been satisfied and that Deutsche Bank Alex. Brown had delivered its opinion to the Board of Directors of the Company that the consideration to be received by the stockholders of the Company was fair to them from a financial point of view, and that the Company's Board had unanimously resolved that the Offer and the Merger taken together were fair to, and in the best interests of, the stockholders of the Company. The Parent was also informed that the Company's Board approved the Merger Agreement and the transactions contemplated thereby and unanimously recommended that the stockholders of the Company accept the Offer tender their Shares.

     In the morning of July 26, 1999, the Board of Directors of the Parent approved the acquisition and the Merger Agreement. Thereafter, on July 26, 1999, the Parent, the Purchaser, and the Company executed the Merger Agreement.

     On July 30, 1999, the Purchaser commenced the Offer.

     12. PURPOSE OF THE OFFER AND THE PROPOSED MERGER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT.

     PURPOSE. The purpose of the Offer and the Merger is to enable the Parent to acquire all of the outstanding capital stock of the Company. The Company has been advised by each of its directors and by each executive officer who, on July 26, 1999, was actually aware of the Offer, that they intend either to tender all Shares beneficially owned by them pursuant to the Offer or to vote such Shares in favor of the approval and adoption of the Merger, unless the recommendation of the Company's Board of Directors shall have been withdrawn or materially modified as permitted by the Merger Agreement. Following the Offer, the Parent and the Purchaser intend to acquire any remaining Shares in the Company not acquired in the Offer by consummating the Merger. Upon consummation of the Merger, the Company will become an indirect, wholly-owned subsidiary of the Parent. Accordingly, the Shares will cease to be publicly traded and will no longer be quoted on the NYSE.

     The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 61.5% over the closing sales price of the Shares on July 23, 1999, the last full trading day prior to the initial public announcement that the Company, the Purchaser and the Parent had executed the Merger Agreement, and a premium of approximately 84.41% over the trailing 30-day average closing sales price of the Shares prior to the execution of the Merger Agreement.

     PLANS FOR THE COMPANY. It is expected that, initially following the Merger, the business and operations of the Company will continue without substantial change. The Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such further actions as it deems appropriate under the circumstances then existing. Such actions could include changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization, Board of Directors, management or dividend policy, although, except as disclosed in this Offer to Purchase, the Parent has no current plans with respect to any of such matters.

     THE MERGER AGREEMENT. The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined and copies may be obtained at the place and in the manner set forth in Section 8 of this Offer to Purchase, under the subheading "Available Information."

     THE MERGER. The Merger Agreement requires that as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or waiver of the conditions set forth in the Merger Agreement, the Purchaser and its stockholder shall take all necessary and appropriate action (including voting their Shares) to cause the Purchaser to be merged with the Company, which will be the surviving corporation of the Merger (the "Surviving Corporation"). As a result of the Merger (i) the stockholder of the Purchaser will become the sole stockholder of the Company, and (ii) all the pre-Merger stockholders of the Company, other than the Purchaser, will receive cash equal to the Offer Price (i.e., $15.75, or whatever other amount the Purchaser pays for Shares which are tendered in response to the Offer).

     RECOMMENDATION. The Merger Agreement states that the Company's Board of Directors has unanimously approved the Offer and the Merger and determined that the Offer and the Merger taken together are fair to, and in the best interests of, the stockholders of the Company and unanimously recommends that the stockholders of the Company accept the Offer and tender their Shares in response to the Offer. The Board may withdraw, modify or refrain from making its recommendation if, after consultation with and based upon the advice of independent legal counsel, the Board determines in good faith that such action is necessary for the Board to comply with its fiduciary duty under applicable law. The Company has been advised by each of its directors and by each executive officer who, on July 26, 1999, was actually aware of the Offer, that they intend either to tender all Shares beneficially owned by them pursuant to the Offer or to vote such Shares in favor of the approval and adoption of the Merger, unless the recommendation of the Company's Board of Directors shall have been withdrawn or materially modified as permitted by the Merger Agreement.

     STOCK OF THE COMPANY. At the effective date of the Merger, (a) each Share which is not owned by the Purchaser will become the right to receive $15.75 in cash, or any other price per share paid with regard to the Shares tendered in response to the Offer (which may not be less than $15.75 per Share) and (b) each Share owned by the Purchaser (or by the Company or its subsidiaries) will be cancelled and no payment will be made with respect to those Shares.

     STOCK OF THE PURCHASER. At the effective date of the Merger, each share of common stock of the Purchaser which is outstanding immediately before the effective date of the Merger will be converted into and become one share of common stock of the Surviving Corporation. Therefore, the stockholder of the Purchaser will become the sole stockholder of the Surviving Corporation (effectively, the Company).

     CERTIFICATE OF INCORPORATION. The Merger Agreement provides that the Certificate of Incorporation of the Company will remain as the Certificate of Incorporation of the Surviving Corporation following the Merger. However, subject to the terms of the Merger Agreement, immediately following the Merger, the Parent and the Purchaser intend to amend and restate the Certificate of Incorporation to read substantially similar to the Certificate of Incorporation of the Purchaser.

     COMPANY STOCK OPTIONS. The holder of each employee stock option outstanding immediately prior to the effective date of the Merger (each, an "Employee Option") which is unexercised and vested or which would vest on or prior to January 2, 2000 pursuant to the applicable vesting schedule in effect as of the date of the Merger Agreement which is terminated immediately prior to the effective date of the Merger, shall be entitled to receive at the effective time of the Merger from the Company or as soon as practicable thereafter from the Surviving Corporation, in consideration for such termination, an amount in cash equal to (i) the product of (A) the number of Shares subject to such Employee Option (whether or not vested or exercisable) and (B) the excess, if any, of the Offer Price over the exercise price per share of Common Stock subject to such Employee Option, (ii) less any required withholding taxes.

     STOCKHOLDER VOTE REQUIRED TO APPROVE MERGER. The affirmative vote of holders of at least two-thirds of the outstanding Shares (including any Shares owned by the Purchaser) is required to approve the Merger. However, the DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser could (and, under the Merger Agreement, is required to) effect the Merger using the "short-form" merger procedures without prior notice to, or any action by, any other stockholder of the Company

     STOCKHOLDERS MEETING. If approval by the Company's stockholders is required in order to consummate the Merger the Company will hold a special meeting of its stockholders as soon as practicable after the acquisition by the Purchaser of Shares in the Offer for the purpose of adopting the Merger Agreement and approving the Merger. In connection with any such meeting of stockholders, the Company shall, through its Board of Directors, recommend to its stockholders that they vote in favor of the approval of the Merger and the adoption of the Merger Agreement; provided, however, that the Company's Board may withdraw, modify or change such recommendation to the extent that the Company's Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Company's Board to comply with its fiduciary duties under applicable law.

     NO SOLICITATIONS. In the Merger Agreement, the Company has agreed that the Company shall, and shall cause its subsidiaries to, cause their respective officers, directors, employees and representatives and agents (the "Company Representatives") to immediately cease any existing discussions or negotiations, if any, with any Person conducted with respect to an Acquisition Proposal (as defined below) or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. In addition, the Company has agreed that unless and until the Merger Agreement shall have been terminated in accordance with its terms, except as otherwise expressly provided below, neither the Company nor the Company Representatives shall (i) solicit or initiate the making of any Acquisition Proposal, (ii) participate in negotiations with any person or group (other than the Parent, the Purchaser and their respective designees) concerning an Acquisition Proposal, or (iii) disclose or furnish, in connection with an Acquisition Proposal, any material non-public information or provide access to its properties, books or records, or otherwise take action that would facilitate or lead to any Acquisition Proposal, except as required by law or pursuant to a governmental request for information. The term "Acquisition Proposal" means any proposal to acquire in any manner, directly or indirectly, in one or a series of transactions, all or more than 20% of the Company's business, assets or capital shares whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise.

     Notwithstanding anything to the contrary set forth above, prior to acceptance for payment of, and payment by the Purchaser for, Shares pursuant to the Offer, the Company and the Company Representatives may, to the extent the Company's Board of Directors, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Company's Board of Directors to comply with its fiduciary duties under applicable law, participate in discussions or negotiations with, and furnish non-public information to, and afford access to the properties, books, records, officers, employees and representatives of the Company to any Person, entity or group after such Person, entity or group has delivered to the Company, in writing, an Acquisition Proposal not solicited by the Company or such representative which the Company's Board of Directors determines in good faith is, if accepted, reasonably likely to be consummated (taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal) and believes in good faith, after consultation with its financial advisors, if consummated would be more favorable to the Company or its stockholders from a financial point of view than the transactions contemplated by the Merger Agreement (a "Superior Proposal"); provided, however, that prior to taking such action, the Company shall (to the extent practicable) provide notice to the Parent to the effect that it is taking such action. Subject to the payment of the termination fee described below, in the event the Company receives a Superior Proposal, the Merger Agreement does not prevent the Board of Directors of the Company from executing or entering into an agreement relating to a Superior Proposal and recommending such Superior Proposal to its stockholders, if the Board determines in good faith that it is appropriate to do so; in such case, the Board of Directors of the Company may withdraw, modify or refrain from making its recommendation of the Offer, the Merger and the Merger Agreement; provided however that the Company shall (i) provide the Parent at least 24 hours prior written notice of the Company's intention to execute or enter into an agreement relating to such Superior Proposal to enable the Parent to match such Superior Proposal, in which case, the Company's Board of Directors shall recommend to the Company's stockholders to accept the proposal of the Parent; and (ii) where the Parent does not match such Superior Proposal, terminate the Merger Agreement by written notice to the Parent given no sooner than 48 hours after the Parent's receipt of a copy of such Superior Proposal (or a description of the significant terms and conditions thereof). Nothing contained in this referenced provision of the Merger Agreement prohibits the Company Board from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer.

     CONDITIONS TO THE MERGER. The respective obligations of the Company and the Purchaser to carry out the Merger will be conditioned on the following conditions: (i) the approval of the Company's stockholders, if required by applicable law or by the rules of the NYSE (if they are applicable); (ii) no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; (iii) any applicable waiting period under the HSR Act shall have expired or been terminated; and (iv) the Purchaser or its affiliates shall have purchased all the Shares which are properly tendered in response to the Offer and not withdrawn.

     TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the effective date of the Merger by action taken or authorized by the Board of Directors of the terminating party, whether before or after approval of the terms of the Merger Agreement and the matters contemplated thereby by the stockholders of the Company:

          (1) By mutual written consent of the Parent and the Company by action of their respective Board of Directors;

          (2) By the Company, if it is not in material breach of its obligations under the Merger Agreement and (i) the Purchaser fails to commence the Offer as provided in the Merger Agreement, (ii) the Purchaser shall not have accepted for payment and paid for all Shares tendered pursuant to the Offer in accordance with the terms thereof on or before October 30, 1999 (the "Outside Date") or (iii) the Purchaser fails to purchase validly tendered Shares in violation of the terms of the Offer or the Merger Agreement;

          (3) By the Company or the Parent, if the Offer is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided that the Parent may terminate this Agreement pursuant to this provision of the Merger Agreement only if the Parent's or the

     Purchaser's termination or withdrawal of the Offer is not in violation of the terms of the Merger Agreement or the Offer;

          (4) By the Company or the Parent if any governmental entity of competent jurisdiction shall have issued, entered, enacted, promulgated or enforced any order, decree, judgment, statute, regulation or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order, decree, judgment, statute, regulation, ruling or other action shall have become final and nonappealable;

          (5) By the Parent, prior to purchase by the Purchaser of Shares of pursuant to the Offer, if (i) the Company's Board of Directors shall have withdrawn or materially and adversely modified its recommendation of the Offer, the Merger or the Merger Agreement (it being understood, however, that for all purposes, the fact that the Company has supplied any Person with information regarding the Company or has entered into discussions or negotiations with such Person as permitted by the Merger Agreement, or the disclosure of such facts, shall not be deemed a withdrawal or modification of the Board's recommendation of the Offer, the Merger or the Merger Agreement); (ii) the Company's Board of Directors shall have recommended to the stockholders of the Company that they approve a Superior Proposal other than the Merger and at least two business days have elapsed since the recommendation; or (iii) a tender offer or exchange offer that, if successful, would result in any Person or "group" becoming a "beneficial owner" (such terms having the meaning ascribed to them under Regulation 13D under the Exchange Act) of 20% or more of the issued and outstanding Shares on a fully diluted basis is commenced (other than by the Parent or an affiliate of the Parent) and the Company's Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or the Company's Board announces a neutral position or fails to make a recommendation with respect to such offer within the shorter of the ten business days after such tender offer or exchange offer is commenced or the period remaining until the Outside Date;

          (6) By the Company, prior to the purchase by the Purchaser of Shares pursuant to the Offer, if the Company enters into a definitive agreement with respect to a Superior Proposal;

          (7) By the Parent, prior to the purchase by the Purchaser of Shares pursuant to the Offer, upon a material breach of any covenant or agreement on the part of the Company set forth in the Merger Agreement, or if any representation or warranty of the Company in the Merger Agreement shall at such time be inaccurate and such inaccuracy would be reasonably likely to have a material adverse effect on the Company, in either case which breach or inaccuracy is not reasonably capable of being cured without expenditures in excess of $6 million by the Company or, if capable of such cure, has not been cured without expenditures in excess of $6 million by the Company within ten business days after the Company has knowledge thereof;

          (8) By the Company, prior to the purchase by the Purchaser of any Shares pursuant to the Offer, upon a material breach of any covenant or agreement on the part of the Parent or the Purchaser set forth in this Agreement, or if any representation or warranty of the Parent or the Purchaser shall, at such time, be inaccurate and such inaccuracy would be reasonably likely to materially and adversely affect the ability of the Parent and the Purchaser to perform their obligations hereunder, in either case which breach or inaccuracy is not reasonably capable of being cured by the Parent or the Purchaser or, if capable of cure, has not been cured within ten business days after either the Parent or the Purchaser has knowledge thereof; or

          (9) By the Parent, if it is not in material breach of its obligations hereunder or under the Offer and no Shares shall have been purchased pursuant to the Offer by the Outside Date.

     EFFECT OF TERMINATION OF THE MERGER AGREEMENT; FEES. In the event of termination of the Merger Agreement by either the Company or the Parent, the Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party to the Merger Agreement or their respective officers, directors, employees or stockholders except (i) with respect to any liabilities or damages incurred or suffered by a party to the Merger Agreement as a result of the willful breach by another party to the Merger Agreement of any of its covenants or other agreements set forth in the Merger Agreement and (ii) with respect to any liabilities or damages incurred or suffered by the Company as a result of the failure of the Parent or the Purchaser to consummate the Offer or the Merger as required by the Merger Agreement, including, without limitation, by reason of an inability to obtain the requisite financing to do so.

     In the event that the Merger Agreement is terminated pursuant to clause (5) or (6) described under the section captioned "Termination of the Merger Agreement" in this Section 12, then the Company is required to pay to the Parent a cash fee of $20 million, which amount shall be payable by wire transfer of immediately available funds no later than two business days after such termination.

     THE COMPANY'S BOARD OF DIRECTORS. The Merger Agreement provides that, promptly upon the acceptance for payment of, and payment by the Purchaser in accordance with the Offer for, not less than two-thirds of the outstanding Shares on a fully diluted basis pursuant to the Offer, the Purchaser shall be entitled to designate such number of members of the Company's Board of Directors, rounded up to the next whole number, equal to that number of directors which equals the product of the total number of directors on the Company's Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of Shares owned in the aggregate by the Purchaser or the Parent, upon such acceptance for payment, bears to the number of Shares outstanding; provided, however, that until the effective date of the Merger there shall be at least three directors of the Company who are directors at the date of the Merger Agreement (the "Continuing Directors"). Upon the written request of the Purchaser, the Company shall, on the date of such request take all actions necessary to (i) either increase the size of the Company's Board or secure the resignations of such number of its incumbent directors as is necessary to enable the Purchaser's designees to be so elected to the Company's Board and (ii) cause the Purchaser's designees to be so elected. At such time, the Company shall also use its reasonable best efforts to cause the Purchaser's designees to constitute no less than the same percentage as persons designated by the Purchaser shall constitute of the Company's Board of each committee of the Company's Board, each board of directors of each subsidiary of the Company and each committee of each such board, in each case only to the extent permitted by applicable law. In the Merger Agreement, the Company has agreed to mail to the Company's stockholders an Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and, if necessary, seeking the resignation of one or more existing directors. However, the Merger Agreement further provides that until the effective date of the Merger, the Company will retain as members of its Board of Directors all of the current members of the Board who are not employees of the Company at the date of the Merger Agreement ("Company Designees"). The Merger Agreement also provides that following the time that the Purchaser's designees to the Company's Board of Directors constitute a majority of the Board, any amendment of the Merger Agreement or the Company's Certificate of Incorporation, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of the Purchaser or the Parent under the Merger Agreement, any waiver of any condition to the obligations of the Company or of any of the Company's rights under the Merger Agreement or other action by the Company under the Merger Agreement which materially and adversely affects the interests of the stockholders of the Company may be effected only by the action of a majority of the Company Designees, provided that if there shall be no such Company Designees, such actions may be effected by unanimous vote of the entire Board of Directors.

     EMPLOYEE BENEFITS. Except as provided below, the Parent has agreed to maintain, or cause the Surviving Corporation to maintain, until January 1, 2002, in effect benefit plans which in the aggregate provide benefits that are at least as favorable to employees as the arrangements (other than equity-related benefit plans) currently provided by the Company pursuant to the benefit plans of the Company in effect on the date of the Merger Agreement. For purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant under any employee benefit plan or arrangement of the Parent, the Surviving Corporation or any of their respective subsidiaries, employees of the Company and its subsidiaries as of the effective date of the Merger shall receive service credit for service with the Company and its subsidiaries and their respective predecessors to the same extent such service credit was granted under the Company's employee benefit plans, subject to offsets for previously accrued benefits and without duplication of benefits. Except as any employee may otherwise agree, the Parent has agreed to cause the Surviving Corporation to assume and honor in accordance with their terms all written employment, change in control, severance and termination plans and agreements of employees of the Company and its subsidiaries.

     DIRECTORS' AND OFFICERS' INSURANCE; INDEMNIFICATION. The Merger Agreement provides that the Surviving Corporation shall, and that the Parent shall cause the Surviving Corporation to, maintain in effect (i) for a period of six years after the effective date of the Merger Agreement, the current provisions regarding indemnification of current or former officers or directors (each an "Indemnified Party") contained in the Certificate of Incorporation and By-Laws of the Company and its subsidiaries and in any agreements between an Indemnified Party and the Company or any of its subsidiaries, provided that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any claim or claims shall continue until final disposition of any and all such claims, and (ii) for a period of six years, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company (provided that the Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring at or prior to the effective date of the Merger) with respect to claims arising from facts or events that occurred at or before the effective date of the Merger; provided, that if such insurance cannot be so maintained or obtained at a premium not greater than 150% of the premium for the Company's current directors' and officers' liability insurance, the Parent may maintain or obtain as much of such insurance as can be maintained or obtained at a cost equal to 150% of the current annual premiums of the Company for such insurance.

     REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties made by the Company to the Parent and the Purchaser, including with respect to, among other things, organization, capitalization, financial statements, public filings, litigation, compliance with laws, the absence of certain changes with respect to the Company, intellectual property, insurance, non-contravention, consents and Year 2000 issues.

     CREDIT AGREEMENT. In the Merger Agreement, the Company has agreed to use its reasonable best efforts to obtain all necessary waivers and consents prior to the consummation of the Offer so that the transactions contemplated by the Merger Agreement will not result in or constitute a default under the Company's credit agreements.

     RIGHTS AGREEMENT. In the Merger Agreement, the Company has agreed to take all actions necessary to cause the provisions of the Rights Agreement to be inapplicable to the transactions contemplated by the Merger Agreement, without any payment to holders of Rights.

     FEES AND EXPENSES. The Merger Agreement provides that, except as provided above under the section captioned "Effect of Termination of Merger Agreement; Fees" above, all Expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such Expenses. The term "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the Merger Agreement and the transactions contemplated thereby, including the preparation, printing, filing and mailing of the documents related to the Offer and the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

     OTHER PROVISIONS. The Merger Agreement also contains provisions requiring the Company to operate its business in the ordinary course, including precluding the Company from issuing stock, precluding the Company from amending its certificate of incorporation or by-laws, precluding the Company from paying dividends (other than payments by subsidiaries of the Company to the Company or to other wholly owned subsidiaries of the Company) or taking other steps regarding its stock, precluding the Company from taking any action with respect to its accounting policies or procedures, and precluding any action such would result in any of the representations or warranties or the Merger Agreement being untrue or in any of the conditions to the Merger set forth in the Merger Agreement not being satisfied until the Effective Time.

     APPRAISAL RIGHTS. If the Merger is consummated, holders of Shares at the effective date of the Merger will have rights pursuant to the provisions of
Section 262 of the DGCL to dissent and demand appraisal of their Shares. Under
Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the Merger) and to receive payment of that fair value in cash, together with a fair rate of interest, if any. The statutory procedures include notifying the Company prior to the meeting at which the Company's stockholders vote on the Merger that the particular stockholder intends to exercise dissenter's rights and giving that stockholder's name and address. Any judicial determination of the fair value of Shares could be more or less than the price per Share to be paid in the Merger.

     The foregoing summary of Section 262 is not complete. A copy of Section 262 is reprinted as Schedule II to this Offer to Purchase. You should read Section 262 in its entirety if you are considering the possibility of seeking appraisal of your Shares.

     13. DIVIDENDS AND DISTRIBUTIONS. The Merger Agreement provides that the Company shall not and shall not propose to (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except as otherwise permitted under certain option agreements to effect cashless option exercises.

     In addition, the Company is not permitted to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of Shares upon the exercise of stock options pursuant to the Company's stock plan, and the issuance of shares pursuant to the Company's stock plan and the Company's stock purchase plan, in each case as in effect on the date of the Merger Agreement.

     14. CONDITIONS OF THE OFFER. The Purchaser will not be required to accept for payment or, subject to any applicable SEC rules, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, the Shares which are tendered in response to the Offer if:

          (a) the Minimum Condition is not satisfied;

          (b) the HSR Condition is not satisfied;

          (c) an order shall have been entered in any action or proceeding before any United States federal or state governmental entity (an "Order"), or a preliminary or permanent injunction by a United States federal or state court of competent jurisdiction shall have been issued and remain in effect (an "Injunction"), which (1) prohibits, or imposes any material limitations on, the Purchaser's or the Parent's ownership or operation of all or a material portion of their or the Company's businesses or assets, or compels the Purchaser or the Parent (or their respective subsidiaries and affiliates) to dispose of or hold separate any material portion of the business or assets of the Company or the Parent and their respective subsidiaries, in each case taken as a whole, (2) prohibits or makes illegal the acceptance for payment, payment for or purchase of Shares pursuant to the Offer or the consummation of the Offer or the Merger, (3) results in a material delay in or materially restricts the ability of the Purchaser, or renders the Purchaser unable, to accept for payment, pay for or purchase any significant portion of the Shares tendered pursuant to the Offer, (4) imposes or confers material limitations on the ability of the Purchaser or the Parent (or any of their respective subsidiaries or affiliates) effectively to exercise full rights of ownership of the Shares purchased pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the Company's stockholders, or (5) otherwise results in a material adverse effect with respect to the Company; provided, however, that in order to invoke this condition, the Purchaser and the Parent shall in good faith have used their reasonable best efforts to prevent such Order or Injunction or ameliorate the effects thereof; and provided, further, that, if the Order or Injunction is a temporary restraining order or preliminary injunction of a court of competent jurisdiction, the Purchaser may not, by virtue of this condition alone, amend or terminate the Offer, but may only extend the Offer and thereby postpone acceptance for payment or purchase of Shares;

          (d) there shall be instituted or pending any action, proceeding or counterclaim brought by a governmental entity that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (1) through (5) of paragraph (c) above;

          (e) (i) the Company's Board of Directors shall have withdrawn or materially and adversely modified its recommendation of the Offer, the Merger or the Merger Agreement (it being understood, however, that the fact that the Company has supplied any Person with information regarding the Company or has entered into discussions or negotiations with such Person as permitted by the Merger Agreement, or the disclosure of such facts, shall not be deemed a withdrawal or modification of the Company's Board of Directors recommendation of the Offer, the Merger or the Merger Agreement);
     (ii) the Company's Board of Directors shall have recommended to the stockholders of the Company that they approve a Superior Proposal other than that contemplated by the Merger Agreement and at least two business days have elapsed since the recommendation; or (iii) a tender offer or exchange offer that, if successful, would result in any Person or "group" becoming a "beneficial owner" (such terms having the meaning in this Agreement as is ascribed under Regulation 13D under the Exchange Act) of 20% or more of the issued and outstanding shares of the Company's common stock on a fully diluted basis is commenced (other than by the Parent or an affiliate of the Parent) and the Company's Board of Directors recommends that the stockholders of the Company tender their shares in such tender or exchange offer or the Company's Board of Directors announces a neutral position or fails to make a recommendation with respect to such Offer within the 10 business days after such tender offer or exchange offer is commended or the period remaining until the Outside Date;

          (f) the Company enters into a definitive agreement with respect to a Superior Proposal;

          (g) any consents, registrations, approvals, permits, authorizations, notices, reports or other filings required to be obtained or made by the Company, the Purchaser or the Parent with or from any governmental entity in connection with the execution, delivery and performance of the Merger Agreement, the Offer and the consummation of the transactions contemplated by the Merger Agreement (other than any consent or approval required under the Company's operational contracts) shall not have been made or obtained and such failure would reasonably be expected to have a material adverse effect with respect to the Company; or

          (h) the Merger Agreement shall have been terminated by the Company or the Parent pursuant to its terms.

     The foregoing conditions are for the sole benefit of the Purchaser and the Parent and may be asserted by the Purchaser and the Parent in their sole discretion regardless of the circumstances giving rise to such condition or, except for the Minimum Condition (which may not be waived without the written consent of the Company), may be waived by the Purchaser or the Parent in whole or in part at any time and from time to time. The failure by the Purchaser or the Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     15. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     GENERAL. Except as otherwise disclosed in this Offer to Purchase, based on the Company's representations and warranties in the Merger Agreement and a review of publicly available filings by the Company with the SEC, the Purchaser is not aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or by the Merger or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the Purchaser to acquire and own Shares. Should any such approval or other action be required, the Purchaser and the Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Statutes." While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

     GOING PRIVATE TRANSACTIONS. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

     ANTITRUST COMPLIANCE. The Company and the Parent (including its affiliates) are required to make a filing with the FTC and the Antitrust Division under the HSR Act with respect to the proposed acquisition. The HSR Act requires that, before an acquisition exceeding certain thresholds and involving companies exceeding specified sizes can take place, notification must be filed with the FTC and to the Antitrust Division, and specified waiting periods must expire or be terminated by the FTC or the Antitrust Division.

     STATE TAKEOVER STATUTES. The Company is incorporated under the laws of Delaware. Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." Prior to the execution of the Merger Agreement, the Company's Board of Directors approved the Purchaser's acquiring Shares without limitation as to amount and, therefore, Section 203 of the DGCL is inapplicable to the purchase of Shares from the Purchaser, the Offer and the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law, and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Parent and the Purchaser do not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer, and, except as set forth above with respect to Section 203 of the DGCL, neither the Parent nor the Purchaser has attempted to comply with any state antitakeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14.

     16. FEES AND EXPENSES.

     The Parent and the Purchaser have retained Goldman, Sachs & Co. to act as the Dealer Manager in connection with the Offer. The Parent has also retained Goldman, Sachs International to provide certain financial advisory services to it in connection with its efforts to acquire the Company by letter agreement dated June 22, 1999. The Parent has agreed to pay Goldman, Sachs International a fee of $5 million plus any value added, sales, turnover, consumption or similar tax ("VAT") upon consummation of the Offer. In the event the Merger Agreement is terminated as the result of a Superior Proposal, Goldman, Sachs International will be entitled to 25% of the $20 million termination fee to be paid to the Parent pursuant to the Merger Agreement. The Parent will not pay Goldman, Sachs & Co. any additional fee for acting in its capacity as Dealer Manager in connection with the Offer. The Parent has also agreed to reimburse Goldman, Sachs & Co. and Goldman, Sachs International on a quarterly basis beginning July 1, 1999, regardless of whether the Offer or the Merger are consummated, for all reasonable out-of-pocket expenses for work performed since April 1, 1999, including the fees and disbursements of legal counsel, together with VAT, incurred in connection with the proposed Offer or the Merger or otherwise arising out of Goldman, Sachs & Co.'s and Goldman, Sachs International's engagement, and to indemnify Goldman, Sachs & Co. and its affiliates and control persons, directors, officers, employees and agents to the full extent lawful against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. Goldman, Sachs & Co. and its affiliates have rendered various investment banking services and other advisory services to the Parent and its affiliates in the past and is expected to continue to render such services, for which they have received and will continue to receive customary compensation from the Parent and its affiliates. In the ordinary course of business, Goldman, Sachs & Co. and its affiliates are engaged in securities trading and brokerage activities a well as investment banking and financial advisory services. In the ordinary course of their trading and brokerage activities, Goldman, Sachs & Co. and its affiliates may hold positions, for their own account or the account of customers, in equity, debt or other securities of the Parent, the Company or any other company that may be involved in the Offer or the Merger.

     The Purchaser has retained Morrow & Co., Inc. to serve as the Information Agent. The Parent and the Purchaser have retained The Bank of New York to serve as the Depositary in connection with the Offer. The Dealer Manager and the Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation or their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

     Except as set forth above, neither the Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer (other than the Dealer Manager and the Information Agent). Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

     17. MISCELLANEOUS. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PARENT OR THE PURCHASER WHICH IS NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, THAT INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Parent and the Purchaser have filed with the SEC the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer. Such Schedule and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner set forth in
Section 8 of this Offer to Purchase (except that such material will not be available at the regional offices of the SEC).

                                          AUTOGRILL ACQUISITION CO.

July 30, 1999

                                                                      SCHEDULE I

           CERTAIN INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT, AUTOGRILL OVERSEAS AND THE PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the directors and executive officers of the Parent. The principal address of the Parent and, unless otherwise indicated below, the current business address for each person listed below is Via Caldera 21, 20153, Milan, Italy. Unless otherwise indicated, each such person is a citizen of Italy. Directors of the Parent are identified by an asterisk.

     Under Italian law and pursuant to the Parent's by-laws (the "By-laws"), the Board of Directors is responsible for managing the Parent's business and supervising its operations and has the power to take any actions within the scope of the Parent's corporate purposes other than actions reserved by law or the By-laws to the shareholders. According to the By-laws, the Board of Directors of the Parent shall be composed of between three and nine members. Currently, the Board of Directors consists of nine members. Directors are elected at the ordinary meeting of shareholders, and serve for three year terms. Directors may be re-elected for consecutive terms. Pursuant to Italian law, directors may be removed at any time by the shareholders at an ordinary meeting. In the case of removal without cause, directors are entitled to ask for damages from the Parent. Directors may resign at any time by written notice to the Board of Directors and to the Chairman of the Board of Statutory Auditors. The Board of Directors, with the approval of the Board of Statutory Auditors, shall appoint replacements to fill any vacancies that may occur between shareholders meetings, such replacements to serve until the next ordinary meeting of shareholders. If a majority of the positions of the Board of Directors became vacant, the entire Board will be considered dissolved, and a shareholders meeting shall be called to appoint a new Board.

                                                        PRESENT PRINCIPAL OCCUPATION OR
NAME                                              EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                                              -------------------------------------------
Gilberto Benetton*........................  Age 58; Director and Chairman of the Board of Directors
                                            since May 1997. Mr. Benetton has also served as the
                                            Chairman of the Board of Directors of Edizione Holding
                                            S.p.A. (holding company, Italy) since June 1987, the
                                            Chairman of the Board of Directors of Benetton Group
                                            S.p.A. (textiles, clothing, sporting equipment and
                                            accessories, Italy) since December 1985, and on the
                                            Board of the Directors of Gruppo G.S. S.p.A. (retail
                                            distribution, Italy) since December 1996. The current
                                            business address of Mr. Benetton is Benetton Group
                                            S.p.A., Villa Minelli, 31050 Ponzano, Veneto, Treviso,
                                            Italy.
Paolo Prota Giurleo*......................  Age 56; Director and Chief Executive Officer since March
                                            1992. Mr. Prota is a graduate of the Cattolica
                                            University (Economics) in Milan, Italy and Insead in
                                            Fontainbleau, France. Mr. Prota served as Vice President
                                            of Parent and President of the Executive Committee of
                                            Parent from February 1987 to March 1992.

                                                        PRESENT PRINCIPAL OCCUPATION OR
NAME                                              EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                                              -------------------------------------------
Alessandro Benetton*......................  Age 35; Director since August 1997. Mr. Benetton is a graduate of the University of Boston (Science) and
                                            Harvard (Business Administration). Mr. Benetton has also
                                            served on the Boards of Directors of Benetton Group
                                            S.p.A. (textiles, clothing, sporting equipment and
                                            accessories, Italy) since May 1988, Banca Nazionale del
                                            Lavoro (banking, Italy) since December 1998, Roncadin
                                            S.p.A. (ice-cream and frozen food, Italy) since May 1999
                                            and Grupo Picking Pack S.A. (office products and
                                            communication services, Spain) since May 1999. In
                                            addition, Mr. Benetton has served on the Boards of
                                            Directors of, 21, Investimenti S.p.A. (investment
                                            banking, Italy) since February 1993 (as Managing
                                            Director), Edizione Holding S.p.A. (holding company,
                                            Italy) since June 1992, Societe Centrale pour
                                            L'Industrie (investment bank, France) since April 1998
                                            (and as President of the Supervisory Board since May
                                            1998). The current business address of Mr. Benetton is
                                            c/o 21, Investimenti S.p.A., Piazza Filodrammatici 3,
                                            31100, Treviso, Italy.
Giorgio Brunetti*.........................  Age 62; Director since January 1997. Mr. Brunetti is a graduate of Bocconi University in Milan, Italy. Mr.
                                            Brunetti is a Professor of Business Administration at
                                            Bocconi University. Mr. Brunetti has also served on the
                                            Board of Directors of Carraro S.p.A. (axles and
                                            transmissions, Italy) since June 1997. In addition, Mr.
                                            Brunetti served on the Boards of Directors of Societa'
                                            Finanziaria Meridionale S.p.A. (state holding company,
                                            Italy) from 1995 to 1996 and Gruppo G.S. S.p.A. (retail
                                            distribution, Italy) from 1995 to 1997. The current
                                            business address of Mr. Brunetti is c/o Istituto di
                                            Economia, Aziendale, Via Isonzo 23, 20100, Milan, Italy.

                                                        PRESENT PRINCIPAL OCCUPATION OR
NAME                                              EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                                              -------------------------------------------
Antontio Bulgheroni*......................  Age 56; Director since August 1997. Mr. Bulgheroni has also served on the Boards of Directors of Lindt &
                                            Sprungli S.p.A. (chocolate manufacturing, Italy) since
                                            1990 (as President), Ferro Tubi Lamiere Rossi S.p.A.
                                            (steel products, Italy) since 1990 (as President),
                                            Avionholding S.p.A. (charter flights, Italy) since 1991
                                            (as President), Banca Popolare di Luino e di Varese
                                            (banking, Italy) since 1997 (as President), Caffarel
                                            S.p.A. (chocolate manufacturing, Italy) since 1998 (as
                                            President), Banca Popolare Commercio e Industria
                                            (banking, Italy) since 1997 (as Vice President),
                                            Industria & Universita s.r.l. (law and business
                                            administration, Italy) since 1990, Pallacanestro Varese
                                            S.p.A. (Varese basketball team) since 1992, Societa
                                            Editrice la Prealpina s.r.l. (publishing, Italy) since
                                            1995, Unione degli Industriali della Provincia di Varese
                                            (industry association, Italy) since 1995 and Comitato
                                            Tecnico Scuola Formazione e Ricerca di Confindustria
                                            (industry association, Italy) since 1996. Mr. Bulgheroni
                                            has also been employed by Lindt & Sprungli S.p.A. since
                                            1974. Mr. Bulgheroni has also served in various
                                            capacities for Cattaneo University in Varese, Italy
                                            since 1993 (as President), LUISS University in Roma,
                                            Italy, since 1990 (as Director) and Iniziativa
                                            University in Varese, Italy since 1990. The current
                                            business address of Mr. Bulgheroni is Via Buccari, 33,
                                            I-21056, Induno Olona, Varese, Italy.
Marco Desiderato*.........................  Age 53; Director since April 1996. Mr. Desiderato has also served on the Boards of Directors of San Paolo
                                            Leasint S.p.A. (leasing, Italy) since April 1989 (as
                                            Chairman), Leasint Servizi Integrati S.p.A. (leasing,
                                            Italy) since April 1997 (as Chairman), San Paolo
                                            Riscossioni Genova S.p.A. (tax collection agent, Italy)
                                            since April 1995 (as Chairman), FILSE S.p.A. (Italy)
                                            since April 1999 (as Chairman), BIC Liguria S.p.A.
                                            (regional development agent, Italy) since April 1999 (as
                                            Chairman), Banca Italo Romena S.p.A. (banking, Italy)
                                            since April 1992 and Lertora & Partners Insurance
                                            Brokers S.r.l (insurance, Italy) since October 1997. In
                                            addition, Mr. Desiderato served on the Boards of
                                            Directors of Istituto Bancario San Paolo di Torino
                                            S.p.A. (banking, Italy) from January 1992 to April 1998,
                                            Efibanca S.p.A. (banking, Italy) from March 1992 to
                                            March 1998 and Mediocredito Ligure S.p.A. (banking,
                                            Italy) from February 1989 to January 1994. The current
                                            business address of Mr. Desiderato is c/o San Paolo
                                            Riscossioni Genova S.p.A., Via XII Ottobre, 1, 16121
                                            Genova, Italy.

                                                        PRESENT PRINCIPAL OCCUPATION OR
NAME                                              EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                                              -------------------------------------------
Sergio P. Erede*..........................  Age 59; Director since May 19, 1997. Mr. Erede is a graduate of the University of Milan (Jurisprudence) and
                                            Harvard Law School. Mr. Erede was the founder and
                                            Managing Partner of Erede & Associati, a law firm in
                                            Milan, Italy, from October 1969 until March 1999. Mr.
                                            Erede is currently a Senior Partner of Bonelli Erede
                                            Pappalardo, also a law firm in Milan. Mr. Erede is also
                                            a Vice Chairman of the Board of Directors of Marzotto
                                            S.p.A. (textiles and clothing, Italy) and Telecom Italia
                                            S.p.A. (telecommunications, Italy) and serves on the
                                            Board of Directors of Hugo Boss (clothing and
                                            accessories, Germany), Parmalat Finanziaria S.p.A.
                                            (dairy and food products, Italy), Editoriale L'Espresso
                                            S.p.A. (publishing, Italy), Interpump Group S.p.A.
                                            (water pumps and hydraulics, Italy), Manuli Rubber
                                            Industries S.p.A. (rubber tubing and related products,
                                            Italy), Carraro S.p.A. (axles and transmissions, Italy),
                                            Seat Pagine Gialle S.p.A. (telephone directories, Italy)
                                            and Olivetti S.p.A. (telecommunications and office
                                            products, Italy). The current business address of Mr.
                                            Erede is c/o Bonelli Erede Pappalardo, Via Serbelloni,
                                            12, 20122 Milan, Italy.
Vito Alfonso Gamberale*...................  Age 54; Director since April 1999. Mr. Gamberale is a graduate of the University of Roma. Mr. Gamberale is
                                            also a Vice President of 21, Investimenti S.p.A.
                                            (investment banking, Italy) since October 1998 and an
                                            executive officer of Telecom Italia S.p.A.
                                            (telecommunications, Italy) since 1994. Mr. Gamberale
                                            also served on the Board of Directors of SIP S.p.A.
                                            (telecommunications, Italy) from April 1994 to July 1995
                                            (as Chairman), Telecom Italia Mobile S.p.A.
                                            (telecommunications, Italy) from July 1995 to April 1998
                                            (as Chief Executive Officer) and from April 1998 to July
                                            1998 (as Chairman) and Telecom Italia S.p.A.
                                            (telecommunications, Italy) from February 1998 to June
                                            1998 (as General Manager). The current business address
                                            of Mr. Gamberale is c/o Edizione Holding S.p.A.,
                                            Calmaggiore, 23, 31100 Treviso, Italy.
Gianni Mion*..............................  Age 55; Director since January 1995. Mr. Mion is a graduate of the Venice University (Economics). Mr. Mion
                                            has also served on the Boards of Directors of Edizione
                                            Holding S.p.A. (holding company, Italy) since October
                                            1986 (as Managing Director), Benetton Group S.p.A.
                                            (textiles, clothing, sporting equipment and accessories)
                                            since April 1993, Gruppo GS S.p.A. (retail distribution,
                                            Italy) since June 1999 (as Chairman) and Jolly Hotel
                                            S.p.A. (hotel management, Italy) since May 1997. The
                                            current business address of Mr. Mion is c/o Edizione
                                            Holding S.p.A., Calmaggiore, 23, 31100 Treviso, Italy.

                                                        PRESENT PRINCIPAL OCCUPATION OR
NAME                                              EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                                              -------------------------------------------
Carmine Meoli.............................  Age 51; Chief Financial Officer since January 1997. Mr.
                                            Meoli is a graduate of the University of Rome (Political
                                            Science). From June 1995 to January 1997, Mr. Meoli was
                                            employed by Edizione Holding S.p.A. (investment company,
                                            Italy) as a Director of SME Research Services. Mr. Meoli
                                            also served on the Boards of Directors of NCA S.p.A.
                                            (ship building, Italy) from March 1994 to June 1995 (as
                                            President), and GEPI S.p.A. (investment company) from
                                            June 1992 to February 1994 (as Managing Director). Prior
                                            to June 1992, Mr. Meoli held various positions with GEPI
                                            S.p.A.
Eugenio Marco Airoldi.....................  Age 39; General Manager International Operations since
                                            April 1998. Mr. Airoldi is a graduate of Bocconi
                                            University. Mr. Airoldi was the Sales and Logistics
                                            Manager -- Motorway Division -- Italy of Parent from
                                            1996 to 1997. Prior to his employment with Parent, Mr.
                                            Airoldi was a Manager with The Boston Consulting Group.
Mario Aspesi..............................  Age 50; General Manager Italian Operations since July
                                            1992. Mr. Aspesi is a graduate of Cattolica University
                                            in Milan, Italy. Prior to his employment with Parent,
                                            Mr. Aspesi was a General Manager of Gruppo GS S.p.A.
                                            (retail distribution, Italy).
Enrico Ceccato............................  Age 38; General Manager of Strategic Marketing and Quick
                                            Service Restaurant Business since June 1998. Mr. Ceccato
                                            is a graduate of the University of Padua (Political
                                            Science). Prior to his employment with Parent, Mr.
                                            Ceccato was the General Manager of Fila Sport S.p.A.
                                            (clothing, sporting equipment and accessories, Italy)
                                            from March 1997 to June 1998, Vice President of Killer
                                            Look S.p.A. (manufacturer of articles and accessories
                                            for extreme sports, Italy) from 1993 to March 1997.
Enrico Biraghi............................  Age 59; General Manager of New Business since May 1998.
                                            Mr. Biraghi has been continuously employed by Parent
                                            since February 1980.
Roberto Degli Esposti.....................  Age 35; Manager Human Resources since March 1998. Mr.
                                            Degli also acted as Human Resources Development Head
                                            from June 1997 to March 1998. Prior to his employment
                                            with Parent, Mr. Degli was employed by Towers Perrin
                                            (benefits and compensation consultants, Italy).

     2. DIRECTORS AND EXECUTIVE OFFICERS OF AUTOGRILL OVERSEAS S.A. Set forth below is the name, current business address, citizenship, and the present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the directors and executive officers of Autogrill Overseas. The principal address of Autogrill Overseas and, unless otherwise indicated below, the current business address for each person listed below is Via Caldera 21, 20153 Milan, Italy. Unless otherwise indicated, each such person is a citizen of Italy. Directors of Autogrill Overseas are identified by an asterisk.

                                                        PRESENT PRINCIPAL OCCUPATION OR
NAME                                              EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                                              -------------------------------------------
Carmine Meoli*............................  Age 51; Managing Director since July 1999. See Schedule
                                            I above.
Carlo Santoiemma*.........................  Age 32; Director since July 1999. Mr. Santoiemma has been an employee of Societe Europeenne de Banque,
                                            Luxembourg in the Companies Department, Trustee Services
                                            since March 1996. Prior to March 1996, Mr. Santoiemma
                                            did not hold any corporate positions. The current
                                            business address of Mr. Santoiemma is c/o Societe
                                            Europeenne de Banque, 19-21, 31, Boulevard du Prince
                                            Henri, L-1724, Luxembourg, The Grand Duchy of
                                            Luxembourg.
Luca Schinelli*...........................  Age 27; Director since July 1999. Mr. Schinelli has been an employee of Societe Europeenne de Banque, Luxembourg
                                            in the Companies Department, Trustee Services since
                                            November 1996. Mr. Schinelli has also served on the
                                            Board of Directors of European Cosmetic Group S.A. (The
                                            Grand Duchy of Luxembourg), since November 1998. Prior
                                            to November 1996, Mr. Schinelli did not hold any
                                            corporate positions. The current business address of Mr.
                                            Schinelli is c/o Societe Europeenne de Banque, 19-21,
                                            31, Boulevard du Prince Henri, L-1724, Luxembourg, The
                                            Grand Duchy of Luxembourg.

     3. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. Set forth below is the name, current business address, citizenship, and the present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the directors and executive officers of the Purchaser. The principal address of the Purchaser and, unless otherwise indicated below, the current business address for each person listed below is Via Caldera 21, 20153 Milan, Italy. Unless otherwise indicated, each such person is a citizen of Italy. Directors of the Purchaser are identified by an asterisk.

                                                        PRESENT PRINCIPAL OCCUPATION OR
NAME                                              EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                                              -------------------------------------------
Gianni Mion*..............................  Age 55; Chairman since July 1999. See Schedule I above.
Paolo Prota Giurleo*......................  Age 56; Director, President and Chief Executive Officer
                                            since July 1999. See Schedule I above.
Carmine Meoli*............................  Age 51; Director, Treasurer and Secretary since July
                                            1999. See Schedule I above.

                                                                     SCHEDULE II

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholders' shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

          (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and
     (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

          (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitle to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

          (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection
     (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of the Company or the stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                      The Dealer Manager for the Offer is:

                              GOLDMAN, SACHS & CO.
                                85 Broad Street
                            New York, New York 10004
                         (212) 902-1000 (Call Collect)
                           (800) 323-5678 (Toll Free)

                           -------------------------

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

           BY MAIL:                FACSIMILE TRANSMISSION:      BY HAND OR OVERNIGHT COURIER:
 Tender & Exchange Department     (for Eligible Institutions     Tender & Exchange Department
        P.O. Box 11248                      Only)                     101 Barclay Street
    Church Street Station               (212) 815-6213            Receive and Deliver Window
New York, New York 10286-1248                                      New York, New York 10286
                                For Confirmation By Telephone:
                                  (800) 507-9357 (Toll Free)

                           -------------------------

     Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               MORROW & CO., INC.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                          Collect Call: (212) 754-8000
           Banks and Brokerage Firms Call: (800) 662-5200 (Toll Free)

                           Shareholders Please Call:
                           (800) 566-9061 (TOLL FREE)